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                                                                    EXHIBIT 12-2

              THE DETROIT EDISON COMPANY AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                  Year Ended December 31
                                             ----------------------------------
                                                1995        1994        1993
                                             ----------  ----------  ----------

                                               (Thousands, except for ratio)

Net income ................................  $  433,651  $  419,909  $  521,903
                                             ----------  ----------  ----------

Taxes based on income:
 Current income taxes .....................     220,730     169,381     217,363
 Deferred taxes - net .....................      78,817     110,243      99,801
 Investment tax credit adjustments - net ..     (16,294)    (12,826)    (14,227)
 Municipal and state ......................       2,627       2,566       3,373
                                             ----------  ----------  ----------
   Total taxes based on income ............     285,880     269,364     306,310
                                             ----------  ----------  ----------

Fixed charges:
 Interest on long-term debt ...............     275,599     273,763     325,194
 Amortization of debt discount, premium
   and expense ............................      11,312      10,832       9,114
 Other interest ...........................       9,666      11,170       4,928
 Interest factor of rents .................      29,000      28,000      29,200
                                             ----------  ----------  ----------
   Total fixed charges ....................     325,577     323,765     368,436
                                             ----------  ----------  ----------

Earnings before taxes based on income
 and fixed charges ........................  $1,045,108  $1,013,038  $1,196,649
                                             ==========  ==========  ==========

Ratio of earnings to fixed charges ........        3.21        3.13        3.25
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